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                                                                     EXHIBIT 3.1


                              CERTIFICATE OF MERGER

                                       OF

                        HEALTH SYSTEMS ACQUISITION CORP.

                                  WITH AND INTO

                          VANGUARD HEALTH SYSTEMS, INC.

      Pursuant to Section 251 of the General Corporation Law of the State of Delaware, Vanguard Health Systems, Inc., a Delaware corporation, does hereby certify the following information relating to the merger of Health Systems Acquisition Corp., a Delaware corporation, with and into Vanguard Health Systems, Inc., a Delaware corporation.

      FIRST: That the name and state of incorporation of each of the constituent corporations in the merger are as follows:

            Name                                State of Incorporation
            ----                                ----------------------
            Health Systems Acquisition Corp.    Delaware

            Vanguard Health Systems, Inc.       Delaware

      SECOND: That an Agreement and Plan of Merger, dated as of July 23, 2004 (the "Merger Agreement"), among Vanguard Health Systems, Inc., VHS Holdings LLC, a Delaware limited liability company, and Health Systems Acquisition Corp., has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

      THIRD: That Vanguard Health Systems, Inc. shall be the name of the surviving corporation of the merger of Health Systems Acquisition Corp. with and into Vanguard Health Systems, Inc. (the "Merger").

      FOURTH: That, as of the effectiveness of the filing of this Certificate of Merger, the certificate of incorporation of Vanguard Health Systems, Inc. as in effect immediately prior to the Merger shall be amended and restated in its entirety in the form attached hereto as Annex A and, as so amended, shall be the certificate of incorporation of the surviving corporation until thereafter amended or modified as provided therein or by applicable law.

      FIFTH: That the executed Merger Agreement is on file at an office of the surviving corporation, the address of which is 20 Burton Hills Boulevard, Suite 100, Nashville, TN 37215.

      SIXTH: That a copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.
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      SEVENTH: That this Certificate of Merger shall be effective upon filing with the Secretary of State of the State of Delaware.


      IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be executed by its duly authorized officer this 23rd day of September, 2004.

                                       VANGUARD HEALTH SYSTEMS, INC.


                                       By: /s/ Ronald P. Soltman
                                           ------------------------------------
                                           Name: Ronald P. Soltman
                                           Title: Executive Vice President
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                                                                         ANNEX A

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          VANGUARD HEALTH SYSTEMS, INC.

      1. The name of the Corporation is Vanguard Health Systems, Inc.

      2. The registered office and registered agent of the Corporation is National Registered Agents, Inc., 9 East Loockerman Street, Suite 1B, Dover, Kent County, Delaware 19901.

      3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      4. The total number of shares of stock which the Corporation is authorized to issue is one million (1,000,000) shares of common stock, par value $.01 each ("Common Stock").

      5. The Corporation is to have perpetual existence.

      6. The board of directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-laws of the Corporation.

      7. Except as otherwise provided by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.